Exhibit 99.1
                               PRESS RELEASE
                               -------------

                              August 15, 2007

Philadelphia, Pennsylvania
FOR RELEASE:  IMMEDIATELY


     PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES APPROVAL OF A
                     FIFTH STOCK REPURCHASE PLAN
     ----------------------------------------------------------------

Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP) announced that its Board of Directors, at their meeting held today, has approved the commencement of a fifth stock repurchase program. The new repurchase plan provides for the repurchase in open market purchases or otherwise of up to an additional 230,500 shares, or approximately 5%, of the Company's outstanding common stock held by other than Prudential Mutual Holding Company over the next twelve months or such longer period of time as may be necessary to complete the repurchases as, in the opinion of management, market conditions warrant.

Tom Vento, President and Chief Executive Officer, stated "We are pleased to announce the completion of our fourth repurchase plan which was announced in March of this year, and the commencement of our fifth repurchase program which is a reflection of our continued commitment to build long-term shareholder value. We have repurchased 1,043,384 shares to date at an aggregate cost of approximately $13.8 million, or $13.25 per share on average".

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania. Prudential Savings Bank operates five full service offices located in Philadelphia and one office in Drexel Hill, Pennsylvania. At June 30, 2007, the Company had assets totaling $477.4 million, liabilities totaling $394.8 million and $82.6 million of shareholders' equity.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.